                                                                     EXHIBIT 2.7



                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                             MES ACQUISITION CORP.
                            A DELAWARE CORPORATION
                                   AS BUYER

                       BORON, LEPORE & ASSOCIATES, INC.
                            A DELAWARE CORPORATION
                                   AS PARENT

                        MEDICAL EDUCATION SYSTEMS, INC.
                          A PENNSYLVANIA CORPORATION
                                   AS SELLER

                                      AND

                                MARY A. PARENTI
                                      AND
                                JAMES JAMIESON
                                AS STOCKHOLDERS

                                   OF SELLER

                                  MAY 4, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                       PAGE
                                                                       ----
SECTION 1. PURCHASE AND SALE OF ASSETS.................................   1
     1.1   Sale of Assets..............................................   1
     1.2   Liabilities.................................................   3
     1.3   Purchase Price and Payment..................................   3
     1.4   Place of Closing; Closing Date..............................   4
     1.5   Transfer of Subject Assets..................................   4
     1.6   Delivery of Records and Contracts...........................   4
     1.7   Further Assurances..........................................   4
     1.8   Allocation of Purchase Price................................   5
     1.9   Procedures for Assets not Transferable......................   5
     1.10  Employees, Wages and Benefits...............................   5
     1.11  Stockholders' Representatives...............................   6

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER....   7
     2.1   Making of Representations and Warranties....................   7
     2.2   Organization and Qualification; Capital Stock...............   7
     2.3   Authority...................................................   8
     2.4   Title to Properties; Liens; Condition of Properties.........   9
     2.5   Location of Subject Assets..................................  10
     2.6   Financial Statements; Undisclosed Liabilities...............  10
     2.7   Tax Matters.................................................  10
     2.8   Collectibility of Accounts Receivable.......................  11
     2.9   Intellectual Property Rights; Employee Restrictions.........  11
     2.10  Business; Compliance with Laws..............................  12
     2.11  Insurance...................................................  13
     2.12  Transactions with Affiliates................................  13
     2.13  Employee Benefit Plans......................................  13
     2.14  Hazardous Waste, Etc........................................  13
     2.15  List of Certain Employees and Suppliers.....................  14
     2.16  Employees; Labor Matters....................................  15
     2.17  Customers, Distributors, Meeting Moderators, Salespersons...  15
     2.18  Litigation..................................................  15
     2.19  Finder's Fee................................................  16
     2.20  Material Adverse Change.....................................  16
     2.21  Contracts...................................................  16
     2.22  Banking Relations...........................................  17
     2.23  Millennium Compliance.......................................  18
     2.24  Disclosure..................................................  18
     2.25  Securities Law Matters......................................  18

                                      (i)

                                                                        Page
                                                                        ----
SECTION 3. COVENANTS OF STOCKHOLDER AND SELLER..........................  19
     3.1   Making of Covenants and Agreements...........................  19
     3.2   Conduct of Business..........................................  19
     3.3   Authorization from Others....................................  20
     3.4   Consummation of Agreement....................................  20
     3.5   Confidentiality..............................................  21
     3.6   Non-Use of Trade Names, etc..................................  21
     3.7   Non-Disclosure and Non-Competition...........................  21
     3.8   Payment of Obligations.......................................  22
     3.9   Collection of Assets.........................................  22
     3.10  Securities Filings...........................................  22
     3.11  Assist in Accreditation......................................  23
     3.12  Transfer of Bank Accounts....................................  23

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT...........  23
     4.1   Making of Representations and Warranties.....................  23
     4.2   Organization of Buyer........................................  23
     4.3   Authority of Buyer...........................................  23
     4.4   Finder's Fees................................................  24
     4.5   SEC Reports..................................................  24
     4.6   Material Adverse Change......................................  25
     4.7   Disclosure...................................................  25
     4.8   Litigation...................................................  25

SECTION 5. COVENANTS OF BUYER AND PARENT................................  25
     5.1   Making of Covenants and Agreement............................  25
     5.2   Confidentiality..............................................  25
     5.3   Consummation of Agreement....................................  25
     5.4   No Disclosure of Consideration...............................  26
     5.5   Registration Rights..........................................  26

SECTION 6. CONDITIONS...................................................  26
     6.1   Conditions to the Obligations of Buyer.......................  26
     6.2   Conditions to Obligations of Seller..........................  28

SECTION 7. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED..................  29
     7.1   Termination..................................................  29
     7.2   Effect of Termination........................................  29
     7.3   Right to Proceed.............................................  29

SECTION 8. SURVIVAL OF WARRANTIES.......................................  30
     8.1   Survival of Warranties.......................................  30

                                     (ii)

SECTION 9.   INDEMNIFICATION............................................  30
     9.1     Indemnification by Stockholders............................  30
     9.2     Indemnification by Buyer and Parent........................  32
     9.3     Notice; Defense of Claims..................................  34
     9.4     Sole Remedy................................................  35
     9.5     Satisfaction of Indemnification Obligations................  35

SECTION 10.  MISCELLANEOUS..............................................  35
     10.1    Law Governing..............................................  35
     10.2    Notices....................................................  35
     10.3    Prior Agreements Superseded................................  36
     10.4    Assignability..............................................  37
     10.5    Captions and Gender........................................  37
     10.6    Certain Definitions........................................  37
     10.7    Execution in Counterparts..................................  37
     10.8    Amendments; Waivers........................................  37
     10.9    Severability...............................................  38
     10.10   Publicity and Disclosures..................................  38
     10.11   Dispute Resolution.........................................  38
     10.12   Expenses...................................................  38

                                     (iii)

     ASSET PURCHASE AGREEMENT dated as of May 4, 1998 by and among Boron, LePore & Associates, Inc., a Delaware corporation ("Parent"), MES Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), Medical Education Systems, Inc., a Pennsylvania corporation ("Seller"), and Mary A. Parenti and James Jamieson (each a stockholder and collectively, the "Stockholders").

     WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell, transfer and assign to Buyer, substantially all of the properties and assets of Seller. The business and operations of Seller which include the properties and assets to be transferred to Buyer under this Agreement are referred to herein as the "Business."

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECTION 1. PURCHASE AND SALE OF ASSETS.
           ---------------------------

     1.1   Sale of Assets.
           --------------

           (a) Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.4 hereof) Seller shall sell, transfer and assign to Buyer and Buyer shall acquire all right, title and interest in and to (1) the name "Medical Education Systems" and all related and associated logos and trademarks and all licenses to or from third parties with respect thereto (2) all of the goodwill of the Business and (3) all of the properties, assets and business of Seller used or held for use in the Business (except as hereinafter provided in Section 1.1(b)) of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation, the following:

           (i) all goodwill and intellectual property rights, including trade secrets, proprietary information, designs, styles, technologies, inventions, know-how, formulae, processes, procedures, research records, test information, software and software documentation, source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists, market surveys, marketing know-how and manufacturing, research and technical information, trade names, copyrights and copyright registrations, service marks and trademarks (including applications and registrations therefor), patents and patent applications (including without limitation the trade names, copyrights and copyright registrations, service mark and trademark registrations and applications and patents and patent applications described in Schedule 1.1(a)(i) attached hereto), and all
                               ------------------
     licenses to or from third parties with respect to the foregoing or rights related thereto, in each case which is used or held for use in the Business, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records (collectively, the "Intellectual Property Rights");

            (ii) all accounts receivable of the Business, all of which are listed on Schedule 1.1(a)(ii) attached hereto (the "Receivables");
               -------------------

            (iii) all cash and bank deposits of Seller, all of which are listed on Schedule 1.1(a) (iii);
        ---------------------

            (iv) all of Seller's rights and interests in and to the orders, commitments, contracts and agreements of the Business, all of which are listed on Schedule 1.1(a)(iv) attached hereto (the "Contracts");
               -------------------

            (v) all of Seller's right, title and interest in and to all franchises, licenses, permits, certifications, approvals, accreditations and authorizations relating to the Business, all of which are listed on
     Schedule 1.1(a)(v) attached hereto (the "Certificates");
     ------------------

            (vi) all of Seller's inventory, stock in trade, work-in-progress, finished goods and raw materials as set forth on Schedule 1.1(a)(vi) (collectively, the "Inventory");

            (vii) all of Seller's equipment, tools, spare parts, fixtures and other tangible assets related to or used in connection with the Business, all of which of value over $250 are listed on Schedule 1.1(a)(vii) attached
                                                   --------------------
     hereto (collectively, the "Equipment");

            (viii) all other assets and properties of every nature whatsoever tangible and intangible, and wherever located, used or held for use in connection with the Business, including without limitation, rights under contracts or agreements with representatives marketing and selling the products and services of the Business, copies of customer lists, customer records and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, market research information, advertising matter, catalogues, photographs, sales materials, purchasing materials, files, data, media materials and all records with respect to the Business.

     The assets, property and business of Seller being sold to and purchased by Buyer under this Section 1.1(a) are hereinafter sometimes referred to as "Subject Assets."

          (b) Notwithstanding the foregoing, there shall be excluded from such purchase and sale the following property and assets of Seller:

            (i) Seller's corporate franchise, stock record books, and corporate record books containing minutes of meetings of directors and stockholders (collectively, the "Corporate Records");

            (ii)   those certain assets specified in Schedule 1.1(b); and
                                                     ---------------

            (iii)  the consideration delivered by Buyer to Seller pursuant to
     Section 1.3 of this Agreement.

     The assets, property and business of Seller which are excluded from the Subject Assets under this Section 1.1(b) are hereinafter referred to as the "Excluded Assets."

      1.2 Liabilities.  Except for the Contract Liabilities (as defined below),
          -----------
Buyer shall not assume or be bound by any obligations or liabilities of Seller or any affiliate of Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising
whatsoever (the "Excluded Liabilities").   Seller shall be responsible for and
pay any and all losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including, without limitation, interest, penalties and reasonable fees of counsel, engineers and experts, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a "Claim" or the "Claims"), made by or owed to any person to the extent any of the foregoing relates to (a) the Excluded Assets, (b) the Excluded Liabilities or (c) with the exception of the Contract Liabilities, the operations or assets of the Business and arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing prior to or on the Closing Date (including, in each case, without limitation, any Claim relating to or associated with tax matters, pension and benefits matters, any failure to comply with applicable laws and/or permitting or licensing requirements, environmental and worker health and safety matters).

     Upon the sale and purchase of the Subject Assets, Buyer agrees to perform in accordance with their terms (i) the obligations of Seller arising under the Contracts from and after the Closing, and (ii) those liabilities specified in
Schedule 1.2 (collectively, the "Contract Liabilities").  The assumption of the
------------
Contract Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries. No parties other than the Buyer, the Parent, the Stockholders and Seller shall have any rights under this Agreement. Notwithstanding anything contained in this Section 1.2 to the contrary, the only liabilities and obligations of Seller existing on or prior to the Closing Date (including, without limitation, contractual liabilities and obligations) to be assumed by Buyer under this Agreement are the Contract Liabilities.

      1.3 Purchase Price and Payment.
          --------------------------

          (a) In consideration of the sale by Seller to Buyer of the Subject Assets, Buyer shall pay to Seller on the Closing Date (i) by federal funds wire transfer in immediately available funds to an account designated by Seller, the sum of Ten Million Dollars ($10,000,000); and (ii) 160,103 shares of Parent's common stock, par value $.01 per share ("Parent Stock").

          (b) Upon the achievement of the performance goals listed in Schedule A
                                                                      ----------
hereto and subject to the terms and conditions contained therein, Buyer shall deliver to Seller an aggregate payment of ten million dollars ($10,000,000) (the "Contingent Payment") by check or wire transfer of immediately available funds to accounts designated by Seller.

      1.4 Place of Closing; Closing Date.  The closing of the purchase and sale
          ------------------------------
provided for in this Agreement (the "Closing") shall be held at the offices of Manta and Welge at 9:00 a.m. (local time) on May 28, 1998, or if the conditions to Closing specified herein have not been satisfied or waived by such date, at such other place or later date as may be fixed by mutual agreement of Buyer and Seller (the "Closing Date") following satisfaction or waiver of such conditions.

      1.5 Transfer of Subject Assets.  At the Closing, (a) Seller shall deliver
          --------------------------
or cause to be delivered to Buyer (i) good and sufficient instruments of transfer transferring to Buyer title to all of the Subject Assets and such instruments of transfer (w) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers and which form will be provided to Seller by Buyer at least one (1) day prior to the Closing, (x) shall be in form and substance satisfactory to Buyer and its counsel, (y) shall effectively vest in Buyer good title to all of the Subject Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind, except for liens for taxes not yet due and payable (collectively, "Liens"), and (z) where applicable, shall be accompanied by evidence of the discharge of all liens and encumbrances against the Subject Assets; and (ii) such other documentation as may be reasonably agreed to prior to Closing by Buyer and Seller in connection with the consummation of the transactions contemplated by this Agreement; and (b) Buyer shall deliver to Seller and Stockholder (i) the amounts of cash and Parent Stock set forth in
Section 1.3; and (ii) such other documentation as may be reasonably agreed to prior to Closing by Buyer and Seller in connection with the consummation of the transactions contemplated by this Agreement.

      1.6 Delivery of Records and Contracts.  At the Closing, Seller shall
          ---------------------------------
deliver or cause to be delivered to Buyer all of the Contracts. Seller shall also deliver to Buyer at the Closing, all of Seller's business records, books and other data relating to the assets, business and operations of the Business, to the extent the same constitute part of the Subject Assets. For five years after the Closing Date, Buyer shall not destroy any business records, books or data delivered to it by Seller in accordance with this Section 1.6 without first giving notice to Seller of the intention to destroy such records, books or data and providing Seller with reasonable opportunity to copy such records prior to destruction, such copying to be permitted only for a purpose not in contravention of the best interests of the Buyer. Seller at the Closing shall also provide Buyer with copies of the Corporate Records.

      1.7 Further Assurances.  Seller from time to time after the Closing at the
          ------------------
request of Buyer (at Buyer's expense if there is any expense) shall (i) execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.5) and take such other actions as Buyer may reasonably require to more effectively transfer and assign to, including assignments in such forms as are acceptable to the United States Patent and

Trademark Office, and vest in, Buyer each of the Subject Assets and (ii) cooperate with and provide assistance to Buyer in taking possession of the Subject Assets.

      1.8  Allocation of Purchase Price.  The purchase price payable by Buyer
           ----------------------------
pursuant to Section 1.3 and the amount of the Contract Liabilities assumed by Buyer shall represent payment for the Subject Assets in the amount set forth on
Schedule 1.8 hereto.  The amounts reflected in said Schedule shall represent the
------------
fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of the parties hereto. At or as soon as practicable after the Closing, Buyer and Seller shall execute an IRS Form 8594 in accordance with the allocation set forth in said Schedule and in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. All tax returns and reports filed by Buyer and Seller with respect to the transactions contemplated by this Agreement shall be consistent with such Schedule. The Contingent Payment shall be allocated to goodwill.

      1.9  Procedures for Assets not Transferable.  If any of the contracts or
           --------------------------------------
agreements or any other property or rights included in the Subject Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between Buyer and Seller with respect to such contract, Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use all commercially reasonable efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Buyer the practical and economic benefit of such property or rights and Buyer shall use all commercially reasonable efforts to assist in that endeavor.

      1.10 Employees, Wages and Benefits.
           -----------------------------

           (a) Seller shall terminate all employees of the Business and shall be responsible for making all severance payments to such employees in respect of such terminations. Buyer shall not assume or have any obligations or liabilities with respect to such terminations.

           (b) Buyer currently intends to offer employment to, and to attempt to employ, those employees of Seller listed on Schedule 1.10(b) upon compensation
                                            ----------------
terms substantially similar to those set forth on Schedule 1.10(b). Buyer specifically reserves to itself the right to employ or reject any of Seller's employees or other applicants in its sole and absolute discretion. Seller acknowledges and agrees that Buyer may interview and discuss employment terms and issues with employees. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of Seller's employees. Buyer reserves the right to alter the employee benefits to be offered to its employees consistent with those offered to other employees of Parent.

           (c) Seller shall pay all wages, salaries and the cost of all fringe benefits provided to each employee of the Business which shall have become due for work performed as of and through the day on which such employee is terminated by Seller, and Seller shall collect and pay all taxes in respect of such wages, salaries, commissions and benefits.

           (d) Seller acknowledges and agrees that Buyer is not assuming and shall not have any obligations or liabilities of under, any benefit plan maintained by, or for the benefit of employees of, the Business, including without limitation obligations for severance, or vacation accrued but not taken as of the Closing Date.

           (e) Buyer agrees to use its best efforts to cause stock options for an aggregate of 15,000 shares of Parent Stock to be granted by Parent to employees of the Business in connection with their employment by Buyer. Seller acknowledges that the grant of such stock options is subject to the approval of the Compensation Committee of Parent's Board of Directors and will have an exercise price equal to fair market value on the date of grant.

      1.11 Stockholders' Representatives.
           -----------------------------

           (a) In order to administer efficiently (i) the implementation of the Agreement by the Stockholders, (ii) the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, and (iii) the settlement of any dispute with respect to the Agreement, the Stockholders hereby designate Mary A. Parenti as their representative (the "Stockholders' Representative").

           (b) The Stockholders hereby authorize the Stockholders' Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Stockholders, the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, or the settlement of any dispute, (ii) to give and receive all notices required to be given under the Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

           (c) In the event that the Stockholders' Representative dies, becomes legally incapacitated or resigns from such position, James Jamieson shall fill such vacancy and shall be deemed to be the Stockholders' Representative for all purposes of this Agreement; however, no change in the Stockholders' Representative shall be effective until Buyer is given notice of it by the Stockholders.

           (d) All decisions and actions by the Stockholders' Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

           (e) By their execution of this Agreement, the Stockholders agree that:

            (i) Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representative as to any actions required or permitted to be taken by the Stockholders or the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Stockholders' Representative;

            (ii) all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

            (iii) remedies available at law for any breach of the provisions of this Section 1.11 are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 1.11; and

            (iv) the provisions of this Section 1.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Stockholders to the Stockholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder.

          (f) All fees and expenses incurred by the Stockholders' Representative shall be paid by the Stockholders.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER.
-------------------------------------------------------------------

      2.1 Making of Representations and Warranties.  As a material inducement to
          ----------------------------------------
Buyer and Parent to enter into this Agreement and consummate the transactions contemplated hereby, Seller and Stockholder jointly and severally hereby make the representations and warranties contained in this Section 2.

      2.2 Organization and Qualification; Capital Stock.  Seller is a
          ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Seller is qualified to do business as a foreign corporation in Georgia and has filed an application to qualify to do business as a foreign corporation in Michigan, these being the only jurisdictions in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Seller or the Business. As of the Closing, all of the issued and outstanding capital stock of the Seller will be owned beneficially and of record as set forth in Schedule 2.2, free and clear
                                                    ------------
of any lien, restrictions or encumbrances, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Seller.

     Seller does not have any subsidiaries or own any securities issued by any other business organization or governmental authority or any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the business conducted by Seller.

     2.3  Authority.
          ---------

          (a) The Seller has full corporate power and authority to execute, deliver and perform this Agreement and each other agreement or instrument contemplated hereby and the execution and delivery of this Agreement and each other agreement or instrument contemplated hereby and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action of Seller. This Agreement and each other agreement, document and instrument executed by Seller pursuant to or in connection with this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. The execution, delivery and performance by the Seller of this Agreement and each other agreement, document and instrument contemplated hereby:

            (i) do not and will not violate any provision of the Articles of Incorporation or By-laws of Seller, each as amended or restated to date;

            (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, authorization, declaration, consent or waiver of, or make any filing with or give notice to, any person, entity or public or governmental authority that has not been obtained, made or given (except that no representation is made with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") except as set forth in Section 2.3(c) below); and

            (iii) do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under, require a material consent under or give rise to a material right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which Seller or its property is bound or affected, or result in the creation or imposition of any Lien on any of the Subject Assets.

          (b) Each Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the or on behalf of him or her pursuant to or contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each Stockholder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each Stockholder enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by each Stockholder of this Agreement and each such agreement, document and instrument:

            (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to either stockholder or require either Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made (except that no representation is made with respect to HSR except as set forth in Section 2.3(c) below); and

            (ii) do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under, or give rise to a material right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either Stockholder is a party or by which the property of either Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets.

          (c) With respect to the HSR, Mary Parenti is the "ultimate parent entity" (as defined in HSR) of Seller and she does not have annual net sales or total assets for purposes of HSR (after taking into account the applicable attribution rules of HSR) in excess of $100 million.

     2.4  Title to Properties; Liens; Condition of Properties.
          ---------------------------------------------------

          (a)    The Subject Assets do not include any real property. Schedule
2.4 sets forth the addresses and uses of all real property that the Seller leases. Seller owns all of the Subject Assets and Seller has and is conveying to Buyer hereunder good title to all of its personal property, tangible and intangible, included in the Subject Assets. Except as set forth on Schedule 2.4,
                                                                   ------------
none of such property or assets of Seller, tangible or intangible, is subject to any lien. Except as set forth on Schedule 2.4, No financing statement under the
                                 ------------
Uniform Commercial Code with respect to any of the Subject Assets is active in any jurisdiction, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. The Subject Assets and the Excluded Assets listed on Schedule 1.1(b) are all of the assets used in the operation of the Business as the same has been operated prior to the date hereof. Except as set forth on Schedule 2.4, the Subject Assets (i) are in working order which is generally sufficient for the purpose for which they are being used), (ii) have been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of Seller, and (iii) to the best knowledge of Seller, conform with all applicable state and federal statutes, ordinances, regulations and laws.

          (b) Upon delivery to Buyer of the instruments of transfer referred to in Section 1.5 hereof, Buyer will receive good and valid title to all of the Subject Assets, free and clear of all Liens.

      2.5 Location of Subject Assets.  The tangible Subject Assets are located
          --------------------------
at those locations set forth on Schedule 2.5.
                                ------------

      2.6 Financial Statements; Undisclosed Liabilities.
          ---------------------------------------------

          (a) Seller has previously furnished to Buyer and Parent copies of its reviewed, unaudited financial statements for the fiscal years ended December 31, 1996 and 1997 and the unaudited interim period ending March 31, 1998. Except as described in Schedule 2.6(a), the financial statements referred to in this
             ---------------
Section 2.6(a) fairly and accurately present the financial position of Seller as of the dates thereof and the results of operations and cash flows of Seller for the periods shown therein (subject to the absence of footnotes that would be required by generally accepted accounting principles), are complete, correct and consistent in all material respects with the books and records of Seller and to the best knowledge of Seller, were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except that revenues were recognized on a modified percentage of completion basis).

          (b) Except as and to the extent reflected or reserved against in the unaudited balance sheet of Seller at March 31, 1998 contained in the financial statements referred to in Section 2.6(a) (the "Base Balance Sheet") or as listed on Schedule 2.6(b), the Seller does not have and is not subject to any material
   ---------------
accrued liability or obligation, or to its best knowledge, any other material obligation of any nature, whether contingent or otherwise.

      2.7 Tax Matters.  Except as set forth on Schedule 2.7, Seller has timely
          -----------                          ------------
and properly filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it and has paid all Taxes (as defined below) owing by it (whether or not shown on any Tax Return), except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.6 above. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid federal, state, county and local taxes of any nature of Seller, and any applicable taxes owing to any foreign jurisdiction (collectively, "Taxes"), whether or not assessed or disputed. All Taxes and other assessments and levies which Seller is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Seller has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service or any other taxation authority. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of Seller, threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Seller is and has been since July 1, 1990, an "S Corporation" within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended, and the applicable laws of the Commonwealth of Pennsylvania.

      2.8 Collectibility of Accounts Receivable.  All of the accounts receivable
          -------------------------------------
of the Seller (less the reserve for bad debts set forth on the Base Balance Sheet) are valid and enforceable claims, are not subject to set-off or counterclaim except for adjustments and carryovers in the ordinary course of business, provided that the foregoing representation is not a guarantee of collectibility. Seller does not have any accounts receivable or loans receivable from any person, firm or corporation which is affiliated with Seller or from any stockholder, director, officer or employee of Seller or any affiliate thereof. Schedule 2.8 lists the accounts receivable of the Seller as
                    ------------
of May 1, 1998.

      2.9 Intellectual Property Rights; Employee Restrictions.  Except as set
          ---------------------------------------------------
forth in Schedule 2.9:
         ------------

          (a) Seller has exclusive ownership of, with the right to use, sell, license, dispose of, and bring actions for infringement of, all patent, copyright, trade secret, trademark or other proprietary rights ("Intellectual Property Rights") material to the conduct of its business, as presently conducted (the "Seller Rights"), provided that no representation is made with respect to "off the shelf" software used by Seller that is generally commercially available.

          (b) To the best knowledge of Seller, the business of Seller as presently conducted does not violate any agreements which Seller has with any third party or infringe any patent, trademark, copyright or trade secret or any other Intellectual Property Rights of any third party.

          (c) No claim is pending or, to the best knowledge of the Seller, threatened against the Seller nor has Seller received any notice or claim from any person asserting that any of the Seller's present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and Seller is not aware of any infringement by any other person of any rights of Seller under any Intellectual Property Rights.

          (d) Seller has taken commercially reasonable steps required to establish and preserve its ownership of all of the Seller Rights; since 1996, current and former employees of the Seller, and each of Seller's consultants and independent contractors involved in development of any of the Seller Rights has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to Seller as set forth in Schedule 2.9(d), and, to the best knowledge
                                     ---------------
of Seller, none of such employees, consultants or independent contractors is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions.

     The registered patents, trademarks and copyrights constituting Intellectual Property Rights have been duly registered in, filed in or issued by the United States Patent and Trademark Office or the United States Register of Copyrights identified on Schedule 2.9, and have been properly maintained and renewed in
              ------------
accordance with all applicable provisions of law and administrative regulations in the United States.

      2.10 Business; Compliance with Laws.  Seller has all necessary material
           ------------------------------
franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct the Business as it is presently conducted. Seller is currently and has heretofore been in compliance in all material respects with all federal, state, local and foreign laws, regulations and guidelines, including without limitation all applicable laws, regulations and guidelines of the Food and Drug Administration, the Federal Trade Commission, the Federal Communications Commission, the American Medical Association and the Pharmaceutical Marketing Association, in each case to the extent applicable. Schedule 2.10 contains a complete and accurate description
                    -------------
of the status of Seller's accreditation status with the Accreditation Council for Continuing Medical Education (the "ACCME"), the American Council on Pharmaceutical Education (the "ACPE"), and the pending accreditation with the Pennsylvania Nurses Association ("PNA"), and each additional action required to be taken by Seller, the ACCME, the ACPE or the PNA in order for Seller to obtain full accreditation from each of the ACCME, the ACPE and the PNA. Seller has no knowledge that any other consent of either the ACCME or the ACPE is required in order for Seller's accreditation status to remain in full force and effect following the transactions contemplated by this Agreement. Seller has no knowledge that the current director of the Seller's various continuing education divisions or any person who was "accredited" by the ACCME or the ACPE does not plan to accept employment with Buyer after the Closing. None of Seller, the Stockholder or any former subsidiary of Seller has been: (a) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (b) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on its or his engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (c) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (d) involved in any other type of legal proceeding that would require Stockholder to disclose such involvement under Item 401(f) of SEC Regulation S-K if

Stockholder were subject to such Regulation. Seller is not subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect any of the Subject Assets or the Business.

      2.11 Insurance.  Seller has fire, casualty, product liability and business
           ---------
interruption and other insurance policies listed on Schedule 2.11.  There is no
                                                    -------------
default or event which could give rise to a default under any such policy.

      2.12 Transactions with Affiliates.  There are no loans, leases, contracts
           ----------------------------
or other transactions between Seller and any officer, director or stockholder of Seller or any family member or affiliate of the foregoing persons and there have been no such transactions within the past three (3) years except as set forth in
Schedule 2.12.
-------------

      2.13 Employee Benefit Plans.  Seller does not maintain or contribute to
           ----------------------
any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified in Schedule 2.13. The terms and operation of each Employee Benefit
              -------------
Plan, to the best of Seller's knowledge, comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of Seller under any retirement, pension, profit-sharing, deferred compensation plan or similar program. Seller is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of Seller, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of Seller without liability to the Seller upon or following such termination. Seller has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees except with respect to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (commonly known as "COBRA").

      2.14 Hazardous Waste, Etc.
           ---------------------

           (a) Except as set forth in Schedule 2.14 hereto, (i) Seller has never
                                      -------------
generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to Seller's best knowledge, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Seller, or has ever been located in the soil or groundwater at any such site; (iii) to Seller's best knowledge, no Hazardous Material has ever been transported from any site presently or formerly owned, or operated, leased, or used by Seller for treatment, storage, or disposal at any other place; (iv) to Seller's best knowledge, Seller does not presently own, operate, lease, or use, nor has it previously owned, or previously operated, leased, or used any site on which underground storage tanks are or were located; and (v) to Seller's best knowledge, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

           (b) Except as set forth in Schedule 2.14 hereto, (i) Seller does not
                                      -------------
have any liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) to Seller's best knowledge, Seller, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

           (c) Except as set forth in Schedule 2.14 hereto, to Seller's best
                                      -------------
knowledge, no site owned, operated, leased, or used by Seller or any of its subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

           (d) Seller has provided to Buyer copies of all documents, records, and information in the possession and control of Seller or any of its subsidiaries concerning any environmental or health and safety matter relevant to Seller or any of its subsidiaries, whether generated by the Seller, its subsidiaries, or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

           (e) For purposes of this Section 2.14, (i) "Hazardous Material" shall
                                    ------------
mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include Seller, each of its subsidiaries and all other entities for whose conduct the Seller or any of its subsidiaries is or may be held responsible under any Environmental Law.

      2.15 List of Certain Employees and Suppliers.  Schedule 2.15 contains a
           ---------------------------------------   -------------
list of all managers, employees and consultants and independent contractors of Seller who, individually, have received or are scheduled to receive compensation or payments for the fiscal year ended

December 31, 1997 in excess of $35,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.
Schedule 2.15 sets forth a list of all suppliers material to the Business to
-------------
whom Seller made payments aggregating $35,000 or more during the fiscal year ended December 31, 1997 showing, with respect to each, the name, address and dollar volume involved. No supplier has terminated or reduced its business with Seller or materially and adversely modified its relationship therewith.

      2.16  Employees; Labor Matters.  Seller employs approximately 53 full-time
            ------------------------
employees and 6 part-time employees as listed on Schedule 2.16, and generally
                                                 -------------
enjoys a good employer-employee relationship. Seller is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors. Upon termination of the employment of any of said employees or independent contractors, no severance or other payments will become due except for commissions earned and payable under Seller's commission policy (as such commissions may be calculated on such projects) are set forth on Schedule 2.16. Seller has no policy, practice, plan or program of
             -------------
paying severance pay or any form of severance compensation in connection with the termination of employment or services. Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no changes pending, or of which Seller has knowledge threatened with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel or independent contractors of Seller, except as contemplated by this Agreement, nor has Seller received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

      2.17  Customers, Distributors, Meeting Moderators, Salespersons.  Schedule
            ---------------------------------------------------------   --------
2.17 sets forth each representative, distributor and independent contractor of
----
Seller at the date hereof (whether pursuant to a commission, royalty or other arrangement), and each customer, salesperson and/or broker of Seller who accounted for more than 5% of the sales of Seller for the twelve (12) months ended December 31, 1997 (collectively, the "Customers, Distributors and Brokers"). Except as disclosed on Schedule 2.17, no Customer, Distributor or
                                   -------------
Broker of Seller has canceled or otherwise terminated its relationship with Seller, or has during the last twelve months decreased materially its services, supplies or materials to Seller or its usage or purchases of the services or products of Seller. No Customer, Distributor or Broker has, to the best knowledge of the Seller, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller or its usage, purchase or distribution of the services or products of Seller.

      2.18  Litigation.  Except as set forth on Schedule 2.18, there is no
            ----------                          -------------
litigation, claim or governmental, arbitration or other proceeding, investigation, order or decree pending or in effect or, to the best knowledge of Seller, threatened against Seller or either Stockholder relating to or affecting any of the Subject Assets or the Business.

      2.19 Finder's Fee.  Seller has not incurred or become liable for any
           ------------
broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      2.20 Material Adverse Change.  Except as specifically disclosed on
           -----------------------
Schedule 2.20 to this Agreement, since December 31, 1997:
-------------

           (a) there has not been any material adverse change in the business, results of operations, financial condition, properties, assets, liabilities or obligations of the Business;

           (b) there has not been any damage, destruction or loss (whether or not covered by insurance), materially and adversely affecting the business, prospects, results of operations, financial condition, assets or properties of the Business;

           (c) there has not been any change in the relationships of Seller with respect to its suppliers, distributors, licensees, licensors, customers or others with whom it has business relationships which would have a material adverse effect on the Business; and Seller does not have knowledge of any fact or contemplated event which may reasonably be expected to cause any such material adverse change (other than facts or events affecting the industry generally);

           (d)  the business conducted by the Business has been conducted and
     carried   on only in the ordinary and regular course consistent with past practice;

           (e) there has not been any payment made by Seller to either Stockholder (except for salaries as disclosed on Schedule 2.15) or any
                                                      -------------
     affiliate thereof, including without limitation, any payment by means of a dividend, distribution, redemption of capital stock or similar payment; and

           (f) there has not been any material alteration or change in the methods of operation employed by the Business.

      2.21 Contracts.  Except for Contracts and Certificates listed in Schedule
           ---------                                                   --------
1.1(a)(iv) and Schedule 1.1(a)(v) (true and complete copies (or, in the case of
-----------    ------------------
verbal agreements, written descriptions) of which have been delivered to Buyer), neither Seller nor either Stockholder is a party to or subject to any of the following contracts or agreements, in each case which relates to, or is necessary in connection with the operation of, the Business:

           (a) any contract or agreement which by its terms does not terminate or is not terminable without penalty by Seller or any successor or assign within one year after the date hereof;

           (b) any contract or agreement for the sale or lease of its products or services, except orders in the ordinary course of the Business;

           (c) any contract with any sales agent or distributor of products or services of Seller;

           (d) any contract containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity;

           (e) any license agreement (as licensor or licensee);

           (f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

           (g) any contract or agreement with any officer, employee, director or stockholder of Seller or with any persons or organizations controlled by or affiliated with any of them; or

           (h) any verbal contract, agreement, arrangement or understanding with the suppliers or customers of the Business.

     To the best of Seller's knowledge, all of the Contracts listed in Schedule
                                                                       --------
1.1(a)(iv) are valid and are in full force and effect and constitute legal,
----------
valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. To the best knowledge of Seller, each Contract constitutes the legal, valid and binding obligation of each party thereto other than Seller enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. To the best knowledge of Stockholder or Seller, neither Seller nor any other party to any Contract is in material default in complying with any provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both would constitute a material default thereof on the part of Seller or, to the best knowledge of Seller, on the part of any other party thereto.

      2.22 Banking Relations.  All of the arrangements which the Seller has with
           -----------------
any banking or similar institution are set forth in Schedule 2.22 attached
                                                    -------------
hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof. The signature cards and other authorization forms or requirements for such banking arrangements have been amended as of Closing in the manner requested by Buyer which request will be made two (2) days prior to Closing.

      2.23 Millennium Compliance.  To the best of Seller's knowledge, all
           ---------------------
computer software products, except for commercially available software, that are owned by Seller, exclusively licensed to Seller, licensed, sold or otherwise distributed to others by Seller or are otherwise required for the conduct of the Business ("Software") are Millennium Compliant. As used herein, "Millennium Compliant" shall mean the ability of the Software to provide the following date related functions:

           (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates; and

           (ii) function accurately in accordance with the documentation relating to the applicable Software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century.

      2.24 Disclosure.  To the best knowledge of Seller and the Stockholders,
           ----------
the representations, warranties and statements made or contained in this Agreement, in the certificates, Schedules and Exhibits given or delivered by Seller and the Stockholders pursuant to this Agreement do not, either individually or when taken together, contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties and statements not misleading in light of the circumstances in which they were made or delivered.

      2.25 Securities Law Matters.  Seller and each Stockholder hereby
           ----------------------
represent and warrant to the Buyer and Parent that with respect to Seller's receipt of Parent Stock hereunder:

           (a) Seller is acquiring the Parent Stock for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. Each of Seller and each Stockholder is an "accredited investor" as defined in the Securities Act and is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Parent Stock pursuant to the Agreement, is able to bear the economic risk of loss of its investment in the Parent, has been granted the opportunity to investigate the affairs of the Buyer and Parent and to ask questions of their officers and employees, and has availed itself of such opportunity either directly or through its authorized representative; and

          (b) Each of Seller and each Stockholder understands that because the shares of Parent Stock have not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, it cannot dispose of any or all of the shares of the Parent Stock unless such shares of Parent Stock are subsequently registered under the Securities Act or exemptions from such registration are available. Each of Seller and each Stockholder acknowledges and understands it has no right to require Parent to register the Parent Stock. Each of Seller and each Stockholder further understands that the Parent may, as a condition to the transfer of any of the Parent Stock, require that the request for transfer be accompanied by an opinion of counsel as described below. Each of Seller and each Stockholder understands that each certificate representing the Parent Stock will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws).

           THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR THE HOLDER'S OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

SECTION 3. COVENANTS OF STOCKHOLDER AND SELLER.
           -----------------------------------

     3.1   Making of Covenants and Agreements.  Seller and Stockholder hereby
           ----------------------------------
covenant and agree as set forth in this Section 3.

     3.2   Conduct of Business.  Between the date of this Agreement and the
           -------------------
Closing Date, Seller will:

           (a) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

           (b) Refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $7,500 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business;

           (c) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

           (d) Refrain from making any change or incurring any obligation to make a change in its Articles of Incorporation, By-laws or authorized or issued capital stock, it being understood that Seller may issue up to 78 shares of Seller's treasury stock to Jamieson;

          (e) Refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

          (f) Refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors;

          (g) Refrain from prepaying loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

          (h) Use its best efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements, except as contemplated by this Agreement;

          (i) Except as contemplated by this Agreement, use its best efforts to keep intact its business organization, to keep available its present officers and employees, subject to any WARN Act or similar state or local notifications, and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

          (j) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Schedule 2.11 hereto
                                                           -------------
or equivalent insurance with any substitute insurers approved in writing by Buyer; and

          (k) Furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of Seller within fifteen (15) days after each month end for each month ending more than ten (10) days before the Closing.

          (l) Permit Buyer and its authorized representatives to have, after prior notice, reasonable full access to all its properties, assets, records, tax returns, contracts and documents and furnish to Buyer or its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request.

      3.3 Authorization from Others.  Prior to the Closing Date, Seller will use
          -------------------------
its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Seller of the transactions contemplated by this Agreement.

      3.4 Consummation of Agreement.  Seller and Stockholder shall use their
          -------------------------
best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Seller will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and Board of Directors, including, without limitation, the following:

          (a) To change, by the Closing, Seller's corporate name to another title which does not include the words Medical Education Systems; and

          (b) Authorization of the officers and directors of Seller to discharge all debts and obligations of Seller (other than those assumed by Buyer hereunder and as set forth in Section 3.8 below).

      3.5 Confidentiality.  Seller and each Stockholder agree that, unless and
          ---------------
until the Closing has been consummated, Seller, its officers, directors, agents and representatives, and each Stockholder will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller or either Stockholder by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Seller and each Stockholder will return to Buyer (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Seller in connection with the transaction.

      3.6 Non-Use of Trade Names, etc.  After the Closing Date, neither Seller
          ---------------------------
nor either Stockholder, nor any entity controlled by or under common control with Seller or either Stockholder will for any reason, directly or indirectly,
(a) use any Intellectual Property Rights transferred pursuant to this Agreement (including the name "Medical Education Systems"), or (b) use or disclose any Intellectual Property Rights or any trade secrets, confidential information, know-how, proprietary information or other intellectual property described in
Section 1.1(a)(i) hereof and transferred pursuant to this Agreement, except that Seller may disclose such information to Buyer and Parent in connection with the operation of the Business by Buyer and Parent after the Closing Date.

      3.7 Non-Disclosure and Non-Competition.  Each Stockholder and Seller, in
          ----------------------------------
order to induce Buyer and Parent to enter into this Agreement, expressly covenants and agrees that neither Seller nor either Stockholder, nor any of their affiliates, nor any entity or person controlled by or under common control with Seller or either Stockholder, will, directly or indirectly, (a) for a period of eight (8) years following the Closing Date, disclose or furnish to any person, other than Buyer or Parent, any proprietary information of, or confidential information concerning, the Business, Seller, Buyer or Parent or any affiliate of Seller, Buyer or Parent except as required by law; and (b) for a period of three (3) years following the Closing Date, without the express written consent of the Buyer, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Buyer or Parent (or any affiliate of the Buyer or Parent whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Buyer or Parent and their subsidiaries during any period in which Stockholder serves as an officer or employee of the Buyer or Parent or any of its subsidiaries, which business, activities, products and services shall include in any event the provision of providing outsourced promotional, marketing, educational and field sales force logistics services, or providing other services currently provided by Seller or contemplated to be provided by Seller in such general areas of service. Without implied limitation, the forgoing covenant shall include hiring or engaging or attempting to hire or engage for or on behalf of themselves or any such competitor any officer or employee of the Buyer or Parent or any of their direct and/or indirect subsidiaries, encouraging for or on behalf of themselves or any such competitor any such officer or employee to terminate his or her relationship or employment with the Buyer or the Parent or any of their direct or indirect subsidiaries, soliciting for or on behalf of themselves or any such competitor any client of the Buyer or Parent or any of their direct or indirect subsidiaries and diverting to any person (as hereinafter defined) any client or business opportunity of the Buyer, the Parent or any of any of their direct or indirect subsidiaries. In addition, Stockholder will not disparage the Buyer or Parent, the Business or the products or services conducted or offered by the Buyer or Parent and their subsidiaries.

      3.8  Payment of Obligations.  Subsequent to the Closing, Seller shall pay
           ----------------------
all of the Excluded Liabilities in the ordinary course of business as they become due. Seller and each Stockholder agree that Seller shall maintain sufficient net worth and liquidity after the Closing in order to satisfy such Excluded Liabilities, it being understood that Seller may assign its rights to receive payments hereunder (including Parent Stock) to the Stockholders. Seller and Stockholders agree to dissolve Seller promptly following the satisfaction of such Excluded Liabilities and the expiration of the period during which the Contingent Payment can be earned.

      3.9  Collection of Assets.  Subsequent to the Closing, Buyer and its
           --------------------
assignees shall have the right and authority to collect all receivables and other items transferred and assigned by Seller hereunder and to endorse with the name of Seller or any of its affiliates any checks received on account of such receivables or other items, and Seller and each Stockholder agree that they will promptly transfer or deliver to Buyer and its assignees from time to time, any cash or other property that it may receive on or after the Closing with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the assets transferred to Buyer pursuant to this Agreement. Buyer agrees to defend, hold harmless and indemnify Seller and the Stockholders for any claims, suits or liabilities which may arise out of the conduct of these collection efforts relating to the receivables, but not for any claims which Buyer may have against Seller or either Stockholder arising from the receivables.

      3.10 Securities Filings.  Seller and Stockholder shall reasonably
           ------------------
cooperate at Buyer's expense with Buyer and Parent to permit the Buyer, Parent and their subsidiaries in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all filings required to be made by Buyer or Parent with the NASDAQ Stock Market and the SEC, including without limitation, the 8-K (and related financial statements) required to be filed with the SEC in connection with the transactions contemplated by this Agreement, and to permit Parent to include in its filings with the SEC all information which may be required with respect to Seller and Stockholder.

     3.11  Assist in Accreditation.  Seller and Stockholder shall each use their
           -----------------------
reasonable best efforts to assist Buyer in transferring the accreditation status of Seller to Buyer.

     3.12  Transfer of Bank Accounts.  At the Closing, Seller shall transfer to
           -------------------------
Buyer all deposits held in any of Seller's bank accounts and any other cash of Seller (which bank accounts and deposits therein and other cash as of the date hereof are listed in Schedule 2.22), excluding payments made to Seller pursuant
                     -------------
to Sections 1.3(a) and 1.3(b).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.
           --------------------------------------------------

     4.1   Making of Representations and Warranties. As a material inducement to
           ----------------------------------------
Seller and Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and Parent hereby make the representations and warranties to Seller and Stockholder contained in this
Section 4.

     4.2   Organization of Buyer. Each of Buyer and Parent is a corporation duly
           ---------------------
organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer and Parent are qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer and Parent as a whole.

     4.3   Authority of Buyer.
           ------------------

           (a) Buyer and Parent have full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer and Parent pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer and Parent and no other action on the part of Buyer or Parent is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer and Parent pursuant to this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Buyer and Parent enforceable in accordance with its terms. The execution, delivery and performance by Buyer and Parent of this Agreement and each agreement, document and instrument contemplated hereby:

             (i) do not and will not violate any provision of the certificate of incorporation or by-laws of Buyer or Parent;

             (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Buyer or Parent or require Buyer or Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

             (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer or Parent is bound or affected.

           (b) With respect to HSR, Parent is the "ultimate parent entity" (as defined in HSR) of Buyer and Parent does not have annual net sales or total assets for purposes of HSR in excess of $100 million.

     4.4   Finder's Fees.  Buyer and Parent have not incurred or become liable
           -------------
for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     4.5   SEC Reports.  Parent's Form 10-K filed with the SEC on March 30, 1998
           -----------
and all other forms, reports and documents filed with the SEC since March 30, 1998 (collectively, the "SEC Reports") have been prepared in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accurately state all material facts with respect to finances, operation and management of Parent. The balance sheets (including the related notes) included in the SEC Reports are complete and correct in all material respects and fairly present the financial position of Parent as of the respective dates thereof, and the other related statements (including the related notes) included therein are complete and correct in all material respects and fairly present the results of operations and cash flows of Parent for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring audit adjustments necessary for a fair presentation of the financial position and operating results of Parent for the interim periods which will not be materially adverse and for the omission of footnotes to said interim financial statements that would be required by generally accepted accounting principles. Parent will promptly prepare and file on or before the due date or any extension thereof all filings required to be made by Parent with the NASDAQ Stock Market and the SEC, including without limitation, the 8-K (and related financial statements) required to be filed with the SEC in connection with the transactions contemplated by this Agreement.

     4.6   Material Adverse Change.  Except as set forth on Schedule 4.6, since
           -----------------------                          ------------
December 31, 1998, (a) there has not been a material adverse change in the business, results of operations, condition (financial or otherwise), properties, assets, liabilities or obligations of Parent that would be required to be disclosed in financial statements prepared in accordance with GAAP; and (b) there is no material litigation pending or, to the best knowledge of Buyer or Parent, threatened against Buyer or Parent.

     4.7.  Disclosure.  To Buyer's knowledge, the representations, warranties
           ----------
and statements made or contained in this Agreement, in the certificates, Schedules and Exhibits given or delivered by Buyer pursuant to this Agreement do not, either individually or when taken together, contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties and statements not misleading in light of the circumstances in which they were made or delivered.

     4.8.  Litigation.  Except as set forth on Schedule 4.8, there is no
           ----------                          ------------
material litigation, claim or governmental, arbitration or other proceeding, investigation, order or decree pending or in effect or, to the best knowledge of Parent or Buyer, threatened against Parent or Buyer.

SECTION 5. COVENANTS OF BUYER AND PARENT.
           -----------------------------

     5.1   Making of Covenants and Agreement.  Buyer and Parent hereby make the
           ---------------------------------
covenants and agreements set forth in this Section 5.

      5.2  Confidentiality.  Buyer and Parent agree that, unless and until the
           ---------------
Closing has been consummated, Buyer and Parent, their officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from Seller or the Stockholders with respect to the business or financial condition of Seller except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Seller's industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to Seller (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

     5.3   Consummation of Agreement.  Buyer and Parent shall use their best
           -------------------------
efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this agreement, to the end that the transactions contemplated by this agreement shall be fully carried out. To this end, Buyer and Parent will obtain prior to the Closing all necessary authorizations or approvals of their stockholders and Board of Directors and provide a copy of evidence thereof to Seller at Closing.

     5.4   No Disclosure of Consideration.  Unless otherwise required by any
           ------------------------------
statute, law, ordinance, regulation, judgment, order or decree or applicable Nasdaq listing requirement, neither Buyer or Parent, or any affiliates, will disclose to any third person the amount of consideration paid for the Subject Assets pursuant to this Agreement, it being acknowledged and agreed that Parent may disclose such information in its filings with the SEC, and in any press releases announcing the signing of this Agreement and the consummation of the transactions contemplated hereby in order to comply with applicable Nasdaq listing requirements and federal securities laws.

     5.5   Registration Rights.  Parent agrees that if, one year following the
           -------------------
Closing of this Agreement, Rule 144 promulgated under the Securities Act of 1933, as amended, (or any comparable provision available in replacement thereof) becomes unavailable to Seller or the Stockholders, as applicable, to resell the shares of Parent Stock to be received by Seller pursuant to this Agreement, through no action of the Seller or Stockholders, as applicable, Parent shall enter into a registration rights agreement with Seller or the Stockholders, as applicable, pursuant to which Parent agrees to register Parent Stock received pursuant to this Agreement. Such registration shall be at the expense of Parent, with the exception of underwriting or broker discounts and commissions, and shall contain standard terms and conditions as agreed to by the parties acting in good faith.

SECTION 6. CONDITIONS.
           ----------

     6.1   Conditions to the Obligations of Buyer.  The obligation of Buyer to
           --------------------------------------
consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

           (a)  Representations; Warranties; Covenants.  Each of the
                --------------------------------------
representations and warranties of Seller and Stockholders contained in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the Closing; and Seller shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing, unless such performance has been waived in writing by Buyer.

           (b)  No Material Change.  There shall have been no material adverse
                ------------------
change in the financial condition, prospects, properties, assets, liabilities, business or operations of Seller since the date hereof, whether or not in the ordinary course of business.

           (c)  Certificate from Officers.  Seller shall have delivered to Buyer
                -------------------------
a certificate of Seller's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 6.1 are true and correct.

           (d)  Title Insurance - Leased Real Property.  If requested, Seller
                --------------------------------------
will arrange (as evidenced by assurances from the issuer reasonably satisfactory to Buyer) for Buyer to receive at Buyer's expense, immediately after the Closing, a current ALTA leasehold form title insurance policy insuring marketable leasehold title to the Leased Real Property and all appurtenances thereto as more fully set forth in Section 2.6(b) above, subject only to the Permitted Encumbrances and any other matters disclosed on Schedule 2.6(b) which
                                                          ---------------
Buyer has agreed to accept.

           (e)  Approval of Buyer's Counsel.  All actions, proceedings,
                ---------------------------
instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from Seller and the Stockholders to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Stockholders and Seller and the fulfillment of their respective covenants.

           (f)  Opinion of Counsel.  On the Closing Date, Buyer shall have
                ------------------
received from Manta and Welge counsel for Seller, an opinion as of said date, in a form mutually agreed to by Buyer and Seller acting in good faith.

           (g)  No Litigation.  There shall have been no determination by Buyer,
                -------------
acting in good faith, that the consummation of the transactions contemplated by this Agreement has become impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, Seller or any Stockholder or any material adverse change in the laws, regulations or accreditations applicable to Seller.

           (h)  Consents.  Seller shall have made, except as qualified by this
                --------
Agreement, all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Seller in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of Seller by Buyer subsequent to the Closing; and Seller and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of Seller and the consummation of the transactions contemplated by this Agreement, and in connection with the transfer of Subject Assets or Seller's contracts, permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

           (i)  FIRPTA Withholding.  At or prior to the Closing, Buyer shall
                ------------------
have received from Seller a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code.

           (j)  No Liens.  The Subject Assets shall be free and clear of any
                --------
liens, restrictions or encumbrances, and the public records applicable to Seller shall reflect no Uniform Commercial Code financing statements applicable to Seller or the Subject Assets.

     6.2   Conditions to Obligations of Seller.  Seller's obligation to
           -----------------------------------
consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

           (a)  Representations; Warranties; Covenants.  Each of the
                --------------------------------------
representations and warranties of Buyer and Parent contained in Section 4 shall be true and correct in all material respects as though made on and as of the Closing; Buyer and Parent shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer and Parent shall have delivered to Seller a certificate of the President or any Vice President of Buyer and Parent dated on the Closing to such effect.

           (b)  Approval of Seller's Counsel.  All actions, proceedings,
                ----------------------------
instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by Manta and Welge as counsel for Seller, and such counsel shall have received on behalf of Seller and the Stockholders such other certificates, opinions and documents in form satisfactory to counsel for Seller as Seller may reasonably require from Buyer to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and Parent and the fulfillment of their covenants.

           (c)  No Litigation.  There shall have been no determination by
                -------------
Seller, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, Parent, Seller or any Stockholder.

           (d)  Opinion of Counsel.  On the Closing Date, Seller shall have
                ------------------
received from Goodwin, Procter & Hoar LLP, counsel for Buyer, an opinion as of said date, in a form to be mutually agreed upon by Buyer and Seller acting in good faith.

           (e) Buyer will have used its reasonable best efforts to offer employment to the employees listed on Schedule 1.10(b) on the terms set forth
                                      ----------------
therein.

SECTION 7. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.
           -------------------------------------------

     7.1   Termination.  At any time prior to the Closing, this Agreement may be
           -----------
terminated as follows:

             (i) by mutual written consent of all of the parties to this Agreement;

             (ii) by Buyer, pursuant to written notice by Buyer to Seller, if any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably certain that any of such conditions, other than a condition within the control of Seller or Stockholder, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

             (iii) by Seller, pursuant to written notice by Seller to Buyer, if any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; and

             (iv) by either Seller or Parent if the Closing shall not have occurred by June 30, 1998.

     7.2   Effect of Termination.  All obligations of the parties hereunder
           ---------------------
shall cease upon any termination pursuant to Section 7.1, provided, however, that (i) the provisions of this Section 7, Section 3.5, Section 5.2, Section
10.2 and Section 10.10 hereof shall survive any termination of this Agreement;
(ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, if such error, omission or failure was willful or deliberate (a "Deliberate Breach"), but in the absence of a Deliberate Breach, the liability of the responsible party to the other party shall be limited to out-of-pocket expenses incurred by the other party in connection with negotiating, preparing and entering into this Agreement and carrying out the transactions contemplated hereby and (iii) the parties shall have rights to proceed as further set forth in Section 7.3 below.

     7.3   Right to Proceed.  Anything in this Agreement to the contrary
           ----------------
notwithstanding, if any of the conditions specified in Section 6.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 6.2 hereof have not been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

SECTION 8. SURVIVAL OF WARRANTIES.
           ----------------------

     8.1   Survival of Warranties.  All representations, warranties, agreements,
           ----------------------
covenants and obligations herein or in any Schedule or Exhibit to this Agreement or any certificate or other document specifically required to be delivered under this Agreement by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties receiving the same and shall survive the Closing (subject to the provisions of Sections 9.1 and 9.2 hereof) regardless of any investigation and shall not merge into the performance of any obligation by any party hereto; provided, however, that the representations and warranties shall expire on the same dates and to the extent that the rights to indemnification with respect thereto under Section 9 shall expire.

SECTION 9. INDEMNIFICATION.
           ---------------

     9.1   Indemnification by Stockholders.
           -------------------------------

           (a) Stockholders (subject to subsection (b) of this Section 9.1) agree to defend, indemnify and hold Buyer, Parent and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof and any person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2 hereof), and any diminution in value of the Subject Assets or the Business, whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing, which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

             (i) any inaccuracy in or breach of any representation or warranty made by Seller or Stockholder in this Agreement, or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Buyer Representation and Warranty Claims");

             (ii) any breach of any covenant or agreement made by Seller or Stockholder in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement;

             (iii) any Claim relating to the business or operations of Seller other than the Business;

             (iv) any Claim (other than the Contract Liabilities) relating to the operations and assets of the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts or Claims occurring or existing on or prior to the Closing Date (including, in each case, without limitation, any Claim relating to or associated with the Business on or prior to the Closing Date); and

             (v)  any liability of Seller other than the Contract Liabilities.

          The rights of Buyer Indemnified Parties to recover indemnification in respect of any Claim arising under clause (ii), (iii), (iv), or (v) of this
Section 9.1(a) shall not be limited by the fact that such Claim may also constitute a Buyer Representation and Warranty Claim.

          (b) The rights of Buyer Indemnified Parties to recover indemnification under this Section 9.1 shall be subject to the following limitations:

            (i) No indemnification shall be payable by Seller or Stockholder with respect to Buyer Representation and Warranty Claims or Claims arising under Section 9.1(a)(i) or (ii) unless the total of all amounts payable pursuant to this Section 9.1 shall exceed $50,000 in the aggregate, whereupon the total amount of such Claims shall be recoverable in accordance with the terms thereof; provided, however, that such $50,000 limitation shall not apply with respect to Claims involving fraud or intentional misrepresentation and provided further that any claim brought under Sections 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(v) above shall not be subject to such limitation notwithstanding that they are also Buyer Representation and Warranty Claims; and;

            (ii) All rights to indemnification with respect to Buyer Representation and Warranty Claims shall expire on the 18 month anniversary of the Closing Date (that is, the same numbered day of the month on which the Closing occurs in the 18th month following the Closing), except that Buyer Representation and Warranty Claims relating to or involving fraud or tax matters shall survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. Notwithstanding the preceding sentence, if on or prior to the 18 month anniversary of the Closing Date a specific state of facts shall have become known which may give rise to a claim for indemnification under
     Section 9.1(a)(i) and a Buyer Indemnified Party shall have given written notice of such facts known by such Buyer Indemnified Party at such time to Seller and Stockholder, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of. All rights to indemnification under this Section 9.1 with respect to claims arising under Section 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv) and 9.1(a)(v) shall, except as they may otherwise be extended, survive until and shall expire on the date 20 days after the termination of the applicable statute of limitations relating thereto. The limitations herein with respect to Buyer Representation and Warranty Claims and claims arising under Sections 9.1(a)(ii), 9.1(a)(iii) and 9.1(a)(iv) shall not limit the rights of any Buyer Indemnified Party with respect to any other claims under this Section 9.1; and

             (iii) Notwithstanding anything contained in this Section 9.1 to the contrary, Seller and Stockholder shall not be required to indemnify Buyer Indemnified Parties with respect to Buyer Representation and Warranty Claims or Claims arising under Section 9.1(a)(ii) in an aggregate amount in excess of $6,500,000, plus any Contingent Payment actually paid (together, the "Indemnity Cap"), except with respect to claims relating to or involving fraud or tax matters, as to which no such limit shall apply.

     9.2   Indemnification by Buyer and Parent.
           -----------------------------------

           (a) Buyer and Parent (subject to subsection (b) of this Section 9.2) agrees to defend, indemnify and hold Seller and Stockholder and Seller's subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2 hereof), whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing, which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

             (i) any inaccuracy in or breach of any representation or warranty made by Buyer or Parent in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Seller Representation and Warranty Claims");

             (ii) any breach of any covenant or agreement made by Buyer or Parent in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement;

             (iii) any Claim relating to the operation by Buyer of the Subject Assets after the Closing Date which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts or claims occurring or existing after the Closing Date (including, in each case, without limitation, any Claim relating to or associated with the products or services sold or provided by Buyer after the Closing Date, product liability matters, warranty claims, tax matters, pension and benefit matters, any failure to comply with applicable laws and/or permitting or licensing requirements, personal injury and property damage matters and environmental and worker health and safety matters); and

             (iv) the non-performance of the Contract Liabilities to the extent assumed by Buyer hereunder as they become due, in accordance with their respective terms.

          The rights of Seller Indemnified Parties to recover indemnification in respect of any Claim arising under clause (ii), (iii) or (iv) of this Section 9.2(a) shall not be limited by the fact that such Claim may also constitute a Seller Representation and Warranty Claim.

          (b) The rights of Seller Indemnified Parties to recover indemnification under this Section 9.2 shall be subject to the following limitations:

            (i) No indemnification shall be payable by Buyer or Parent with respect to Seller Representation and Warranty Claims or Claims arising under Section 9.2(a)(i) or (ii) unless the total of all amounts payable by Buyer and Parent taken as a whole pursuant to this Section 9.2 shall exceed $50,000 in the aggregate, whereupon the total amount of such Claims shall be recoverable in accordance with the terms thereof; provided, however, that such $50,000 limitation shall not apply with respect to Claims involving fraud (it being understood that any claim brought under Sections 9.1(a)(iii) or 9.1(a)(iv) above shall not be subject to such limitation if they are also Seller Representation and Warranty Claims).

            (ii) All rights to indemnification with respect to Seller Representation and Warranty Claims shall expire on the 18 month anniversary of the Closing Date (that is, the same numbered day of the month on which the Closing occurs in the 18th month following the Closing), except that Seller Representation and Warranty Claims relating to or involving fraud, or product liability matters shall survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. Notwithstanding the preceding sentence, if on or prior to the 18 month anniversary of the Closing Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 9.2(a)(i) and a Seller Indemnified Party shall have given written notice of such facts known by such Seller Indemnified Party at such time to Buyer, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of. All rights to indemnification under this Section 9.2 with respect to Claims arising under
     Section 9.2(a)(ii), 9.2(a)(iii) and 9.2(a)(iv), except as they may otherwise be extended, survive until and shall expire on the date 20 days after the termination of the applicable statute of limitations relating thereto. The limitations herein with respect to Seller Representation and Warranty Claims and Claims arising under Section 9.2(a)(ii), 9.2(a)(iii) and 9.2(a)(iv) shall not limit the rights of any Seller Indemnified Party with respect to any other claims under this Section 9.2; and

            (iii) Notwithstanding anything contained in this Section 9.2 to the contrary, Buyer and Parent shall not be required to indemnify Seller Indemnified Parties with respect to Seller Representation and Warranty Claims or Claims arising under Section 9.2(a)(ii) in an aggregate amount in excess of the Indemnity Cap, except with respect to claims relating to or involving fraud, as to which no such limit shall apply.

      9.3 Notice; Defense of Claims.
          -------------------------

          (a) Notice of Claims.  Promptly after receipt by an indemnified party
              ----------------
of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

          (b) Third Party Claims.  With respect to third party claims, if within
              ------------------
20 days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense or the payment is required in accordance with any settlement or adjudication in accordance with the provisions of this Section 7.3; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied and such settlement does not involve the establishment of any obligations or limitations applicable to the indemnified party. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

          (c) Non-Third Party Claims.  With respect to non-third party claims,
              ----------------------
if within 20 days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the matter shall be resolved by arbitration in accordance with Section 10.11 hereof.

     9.4  Sole Remedy.  Following the Closing, the parties agree that the rights
          -----------
to indemnification under this Section 9 shall be exclusive of all rights of indemnification or other remedies that any Seller Indemnified Party or Buyer Indemnified Party would otherwise have in connection with the transactions contemplated by this Agreement, except for Claims relating to or involving fraud, intentional misrepresentation or the breach of Section 3.2, 3.7, 3.9 or
5.2 hereof.

     9.5  Satisfaction of Indemnification Obligations.  In order to satisfy the
          -------------------------------------------
indemnification obligations set forth in Section 9.1 above, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Stockholders) to notify the Stockholders of its intention to set off indemnification claims against amounts under the Contingent Payment (whether or not then due and payable); provided that if the Stockholders object to such set-off, Buyer shall place any payment due to Seller or Stockholders on account of the Contingent Payment, in escrow with a third party escrow agent in accordance with the terms of a mutually acceptable escrow agreement (with any Contingent Payment to be invested in investment grade obligations), pending final determination of the dispute in accordance with Section 10.11.

 SECTION 10.  MISCELLANEOUS.
              -------------

     10.1 Law Governing.  This Agreement shall be construed under and governed
          -------------
by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws provisions thereof.

     10.2 Notices.  All communications, notices and consents provided for herein
          -------
shall be in writing and be given in person, by facsimile (with request for assurance of receipt in a manner typical with respect to such communications) or by mail, and shall become effective (x) on delivery if given in person, (y) on the date of transmission if sent by facsimile, or

(z) four business days after being deposited in the United States mails, with proper postage, for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:

          If to Buyer, to:
          ---------------

          Boron, LePore & Associates, Inc.
          17-17 Route 208 North
          Fair Lawn, NJ  07410
          Attn:  President
          Facsimile Number:  (201) 791-1121

          With a copy to:
          --------------

          Goodwin, Procter & Hoar
          Exchange Place
          Boston, MA  02109
          Attn:  John R. LeClaire, P.C.
          Facsimile Number:  617-523-1231

          If to Seller or Stockholders:
          ----------------------------

          Medical Education Systems
          1800 John F. Kennedy Blvd., Suite 800
          Philadelphia, PA  19103-7408
          Attn:  Mary A. Parenti and James Jamieson
          Facsimile Number:  (215) 665-1210

          With a copy to:
          --------------

          Manta and Welge
          2000 Market Street, 6th Floor
          Philadelphia, PA  19103
          Attn:  Thomas B. O'Brien, Jr., Esq.
          Facsimile:  (215) 851-6644

provided, however, that if any party shall have designated a different address by notice to the others in accordance with this Section 10.2, then to the last address so designated.

      10.3  Prior Agreements Superseded.  This Agreement supersedes all prior
            ---------------------------
understandings and agreements among the parties relating to the subject matter hereof, including without limitation the letter of intent dated March 23, 1998 among Parent, Seller and the Stockholder.

      10.4  Assignability.  This Agreement shall not be assignable by any party,
            -------------
except by Buyer and Parent to an affiliate of Parent (which assignment shall not relieve Buyer or Parent of any of their obligations hereunder), without the prior written consent of the other parties hereto. This Agreement (including without limitation the provisions of Section 8) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

      10.5  Captions and Gender.  The captions in this Agreement are for
            -------------------
convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

      10.6  Certain Definitions.  For purposes of this Agreement, the term:
            -------------------

            (a) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee, partner or executor, by contract or credit arrangement or otherwise;

            (c) "knowledge" or "to best of a person's knowledge" means actual knowledge, the conscious awareness of facts or other information of such person.

            (d) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

            (e) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

      10.7  Execution in Counterparts.  For the convenience of the parties and
            -------------------------
to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

      10.8  Amendments; Waivers.  This Agreement may not be amended or modified
            -------------------
except by a writing duly and validly executed by Parent and Seller or, following the Closing, by Parent and the Stockholders' Representative. Compliance with any condition or covenant set forth herein may not be waived except by a writing duly and validly executed by the party or parties to be bound. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      10.9  Severability.  Each of the provisions contained in this Agreement
            ------------
shall be severable and the unenforceability of one shall not affect the enforceability of any other provision or the remainder of this Agreement.

      10.10 Publicity and Disclosures.  Except as required by law or the rules
            -------------------------
and regulations of the SEC or any state securities commission, or applicable NASDAQ listing requirements, neither Buyer or Parent on the one hand, or Seller and/or Stockholders, on the other hand, shall make any public disclosure regarding the proposed transaction without the prior written consent of Seller or the Buyer, respectively, which consent shall not be unreasonably withheld.

      10.11 Dispute Resolution.  Except with respect to matters as to which
            ------------------
injunctive relief is being sought, in the event of a dispute between the parties concerning their respective rights and obligations under this Agreement that the parties are unable to resolve amicably between themselves within sixty (60) days of proper notice from one party to another, such dispute shall be settled by arbitration in the State of New York in an expedited manner in accordance with the Commercial Rules of the American Arbitration Association (the "AAA") by three duly registered arbitrators to be selected jointly by the parties in accordance with AAA rules. The decision of the arbitrators shall be final and binding upon the parties.

      10.12 Expenses. Buyer, Seller and Stockholder shall each bear its own
            --------
expenses in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby. All transfer, excise or other taxes payable by any party to this Agreement to any jurisdiction by reason of the sale and transfer of the Subject Assets pursuant to this Agreement, if any (excluding any such taxes arising solely from the identity or location of Buyer or any affiliate of Buyer), shall be paid 50% by Seller out of the proceeds of the sale of the Subject Assets and 50% by Buyer.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

                                   BUYER:
                                   -----

                                   MES Acquisition Corp.



                                   By:/s/ Martin J. Veilleux
                                      ----------------------
                                      Martin J. Veilleux
                                      Treasurer


                                   PARENT:
                                   ------

                                   BORON, LEPORE & ASSOCIATES, INC.



                                   By:/s/ Patrick G. LePore
                                      ----------------------
                                      Patrick G. LePore
                                      President


                                   SELLER:
                                   ------

                                   Medical Education Systems, Inc.


                                   By:/s/ Mary A. Parenti
                                      ----------------------
                                      Mary A. Parenti
                                      President and Chief Executive Officer

                                    STOCKHOLDERS:
                                    ------------



                                    /s/ Mary A. Parenti
                                    -----------------------------------
                                    Mary A. Parenti, individually


                                    /s/ James Jamieson
                                    -----------------------------------
                                    James Jamieson, Individually